Exhibit 10.4
BROWN-FORMAN CORPORATION
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR
DEFERRED STOCK UNIT PROGRAM
1.General. This Brown-Forman Corporation Amended and Restated Non-Employee Director Deferred Stock Unit Program (the “Program”) is intended to more closely align board compensation at Brown-Forman Corporation, a Delaware corporation (the “Company”) with the interests of the Company’s shareholders, by making available to eligible participants tax-deferred investments in Company stock as authorized by the Brown-Forman 2013 Omnibus Compensation Plan, as amended and the Brown-Forman 2022 Omnibus Compensation Plan (each, an “Omnibus Plan” and collectively, the “Omnibus Plans”). It is intended that the Program be in compliance with Code Section 409A and guidance issued thereunder (“Section 409A”). Capitalized terms not defined herein have the meanings set forth in the applicable Omnibus Plan. This document shall constitute an Award Agreement under the Omnibus Plans.
2.Eligibility. All members of the Board of Directors of the Company who are not also employees of the Company shall participate in this Program (referred to as the “Participants”).
3.Account. The amount due to be paid or delivered to any Participant under this Program shall be determined based on the Participant’s Account. The Company shall maintain a bookkeeping account for each Participant, to which shall be credited (i) part of the annual Director retainer which the Board determines to deliver in the form of equity pursuant to Section 4(a) or (b) below, plus (ii) that part of the annual retainer which is otherwise payable in cash, that is electively deferred pursuant to Section 4(c) below, plus (iii) Dividend Equivalents as described in Section 5 below (the “Account”). Equity and deferral portions of a retainer, and Dividend Equivalents, to the extent denominated as cash, shall be converted into a number of whole and fractional units (each, a “DSU”), equal to the cash so credited, divided by the Fair Market Value (as defined in the Omnibus Plan) of a Share as of the date credited. All amounts credited to an Account shall be nonforfeitable as and when provided in Section 7 below. The DSUs contemplated hereunder are granted pursuant to each Omnibus Plan as Market Value Units and for purposes of such plans, shall be designated and treated as such. At each grant of DSUs, the Board shall determine in its sole discretion whether all or any portion of such DSUs shall relate to the Company’s Class A common stock or Class B common stock; provided that there is no requirement that any Director receive the same class of stock as any other Director or as such Director may have received in prior grants.
4.Contribution Amounts and Crediting Dates.
(a)Non-Elective Company Contribution for 2011 Board Year. On September 23, 2010, the Company awarded and caused to be credited to a Participant’s Account (i) $60,000 to each Participant that was elected as a Director at the annual meeting of stockholders held July 22, 2010; or (ii) $60,000, prorated based on the portion of the Board Year (as defined below) not yet elapsed as of the date of the Director’s election, to any Participant elected as a Director after the annual meeting of stockholders held July 22, 2010, but before the following annual meeting of stockholders in 2011.
(b)Non-Elective Company Contribution in Future Years. On the date of the Company’s annual meeting of stockholders in each year after 2010 while this Program is in effect, the Company shall award and cause to be credited to the Account of each Participant who has not then experienced a Separation from Service (as defined below), that part of the annual retainer then in effect which the Board has determined shall be delivered in equity, if any. With respect to a non-employee Director who is elected for the first time other than on an annual meeting date, the Company shall award and cause to be credited to such Participant’s Account on the date of election that part of the annual retainer then in effect which the Board has determined shall be delivered in equity, prorated based on the portion of the Board Year not yet elapsed as of the date of the Director’s election.
(c)Participant Deferrals; Election Period. On the date of the Company’s annual meeting of stockholders in each year after 2010 while this Program is in effect, each Participant (provided he or she is then still a Director) shall have credited to his or her Account an amount equal to all or part, in increments of 25%, (as elected by the Participant in accordance with this Section) of the annual retainer which the Board has determined before that date would, if not electively deferred hereunder, otherwise be payable in cash (the “Annual Cash Retainer”), in one single credit, despite the fact that such amount would otherwise be paid in installments over the period beginning at one annual meeting of stockholders and ending at the next such meeting (the “Board Year”).
A Participant’s election to defer all or a portion of the Annual Cash Retainer shall be made in writing or electronically on a form approved for such purpose submitted to the Company no later than December 31 of the calendar year before the Board Year with respect to which the Annual Cash Retainer is payable, and shall be irrevocable as of such December 31. A new election shall be required each year. Notwithstanding the preceding sentences, a non-employee Director of the Company who is elected for the first time after the effective date of this Program may make an election to defer Annual Cash Retainer by submitting a written election form within the 30 day period beginning on the date the Director is elected (a “new Participant”), which election may apply only to the portion of such Annual Cash Retainer equal to the total due for the Board Year, prorated based on the portion of the Board Year not yet elapsed at the date the deferral election becomes irrevocable (on that 30th day of the election period). The exception for a mid-year election for a new Participant shall not apply unless the Participant can be treated as initially eligible in accordance with Treasury Regulation Section 1.409A-2(a)(7), which generally provides that this special election period shall not apply to Participants in this Program who were, prior to eligibility hereunder, made eligible in any other plans of the Company (or its related companies) that must be aggregated with this Plan under Code Section 409A, and shall not apply to a Participant whose eligibility to defer under this Program started, then ceased, then was renewed again, unless that Participant was not able to defer under this and all aggregated plans (if any) for the previous 24 months or longer.

5.Dividend Equivalents. Each Participant’s Account shall be credited on each dividend payment date of the Company, with an amount equal to the cash dividends that would have paid on the number of DSUs in their Account on the record date for such dividend, if such DSUs were deemed to be outstanding Shares (“Dividend Equivalents”). Such cash shall then be converted to DSUs as provided in Section 3 above, and the newly credited DSUs may relate to the same or different class of stock to which the DSUs with respect to which the dividend was paid relate, as determined by the Board in its sole discretion.
6.Changes in Shares. In the event of a stock dividend, stock split, reverse stock split or similar change in capitalization affecting the Shares, the number of DSUs credited to each Participant’s Account shall be adjusted by the Board of Directors in the same fashion as would a Share then outstanding. The adjustment by the Board of Directors shall be final, binding and conclusive.
7.Vesting and Distributions.
(a)Vesting. DSUs awarded, created from deferrals, or credited based on Dividend Equivalents related to such amounts in each Board Year hereunder shall be vested and nonforfeitable on a pro rata basis over the entire Board Year. If a Director experiences a Separation from Service before the end of a Board Year, the portion of his or her Account related to that Board Year shall be debited for the unvested portion based on the number of days left in the Board Year at such Separation, divided by the total days in the Board Year, and all rights in such unvested portion shall lapse.
(b)Time and Amount of Distribution. Following a Participant’s Separation from Service, the Participant (or the beneficiary in the event of the Participant’s death) will be paid the balance of the Participant’s Account (net of any forfeiture provided in Section 7(a) above) in either of the following forms set forth below and each Participant shall be provided the ability to elect the form of payment with respect to DSUs corresponding to each Board Year at the time set forth in Section 4:
(i)a single lump sum on the first February 1 that is at least 6 months following the Director’s Separation from Service, or
(ii)if not so elected, in 10 substantially equal annual installments with the first payment made on the first February 1 that is at least 6 months following the Director’s Separation from Service, with each subsequent installment made on successive anniversaries of the date of the first payment.
Provided however, that, if, before the first payment date, the Participant has died or has been determined to have incurred a Disability (as defined below), payment shall be made at the applicable February 1 in a single lump sum, even if installments were otherwise elected. In addition, in the case of death after installment payments have begun, the next installment payment due on the first February 1 after the date of death shall be a lump sum of all remaining amounts in the Account.

(c)Form of Distribution. All distributions shall be paid by delivery of whole Shares, either Class A Shares or Class B Shares as was determined pursuant to Section 3 hereof, equal to the number of whole DSUs in the Account scheduled to be distributed on such date. Any fractional DSUs shall be paid in cash based on the Fair Market Value of a Share on the last trading date before the date of payment.
8.Tax Withholding. If and to the extent at any time the Company has an obligation to withhold and remit income or other taxes with respect to a Director’s annual retainer or Account, the Company’s obligation to make any payments to any Participant is subject to and conditioned on tax obligations being satisfied either by the Participant making a payment in cash for such amounts, or, failing receipt of such cash prior to the date payment of all or part of an Account is due hereunder, the Company shall deduct from the Shares to be issued in payment, the tax withholdings due to be remitted, based on the Fair Market Value of the Shares on the last trading day prior to the remittance date.
9.Rights of Participants. Participation in the Program, and any actions taken pursuant to the Program, shall not create or be deemed to create a trust or fiduciary relationship of any kind between the Company and the Participant and shall not confer upon the Participant any separate right to remain a member of the Company’s Board of Directors. The Company may, but shall have no obligation to, establish any separate fund, reserve, or escrow or to provide security with respect to any amounts deferred under the Program. Any assets of the Company which are set aside in any separate fund, reserve or escrow shall continue for all purposes to be a part of the general assets of the Company, with title to the beneficial ownership of any such assets remaining at all times in the Company. No Participant, nor his legal representatives, nor any of his beneficiaries shall have any right, other than the right of an unsecured general creditor of the Company, in respect of the Account established hereunder, and such persons shall have no property interest whatsoever in any specific assets of the Company. A Participant shall have no rights as a stockholder of the Company, and shall not be entitled to vote, with respect to the DSUs credited to his Account.
10.Reporting. The Company shall provide access to statements for Participants showing the DSUs standing to the credit of their Accounts no less frequently than once a year.
11.Source of Shares. Shares reserved under the Company’s applicable Omnibus Plan to which DSUs relate shall be used to satisfy any obligations to distribute Shares under this Program.
12.Claims Procedure.
(a)All claims for benefits under this Program shall be filed in writing with the Compensation Committee of the Board of Directors of the Company (the “Committee”) in accordance with such procedures as the Committee shall reasonably establish.
(b)The Committee shall, within 90 days (45 days for payment based on Disability) after a submission of a claim, provide adequate notice in writing to any claimant whose claim for benefits under the Program has been denied. Such notice shall contain the specific reason or reasons for the denial and references to specific Program provisions on which the denial is based. The Committee shall also provide the claimant with a description of any material or information which is necessary in order for the claimant to perfect his claim and an explanation of why such information is necessary. If special circumstances require an extension of time for processing the claim, the Committee shall furnish the claimant a written notice of such extension prior to the expiration of the 90-day period (30 days for a Disability claim, and an additional 30 day extension is available). The extension notice shall indicate the reasons for the extension and the expected date for a final decision, which date shall not be more than 180 days (105 days for Disability) from the initial claim.
(c)The Committee shall, upon written request by a claimant within 60 (180 for a Disability claim) days of receipt of the notice that his claim has been denied, afford a reasonable opportunity to such claimant for a full and fair review by the Committee of the decision denying the claim. The Committee will afford the claimant an opportunity to review pertinent documents and submit issues and comments in writing. The claimant shall have the right to be represented.
(d)The Committee shall, within 60 days (45 days for a Disability claim) of receipt of a request for a review, render a written decision on its review. If special circumstances require extra time for the Committee to review its decision, the Committee will attempt to make its decision as soon as practicable, and in no event will the Committee take more than 120 days (90 days for Disability claims) to send the claimant a written notice of its decision.
(e)With respect to the adjudication of Disability claims (and any related review thereof), this Program shall be administered in accordance with all applicable requirements of DOL Regulation §2560.503-1, including, but not limited to, the independence and impartiality standards thereof.
13.Beneficiary. If a Participant dies before he has received full payment of the amount credited to his Account, such unpaid portion shall be paid to the Participant’s primary or contingent beneficiary as last designated by the Participant in writing on a form provided by the Company for that purpose (a sample of which is attached hereto as Exhibit A but which may be changed from time to time.) Each designation received by the Company prior to a Participant’s death will, upon receipt, revoke any prior designations. If no beneficiary has been designated or if a designated beneficiary has predeceased the Participant, such unpaid portion shall be paid to the Participant’s spouse, or, if there is no spouse, to the Participant’s children per stirpes, or, if there is no spouse or children, to the Participant’s estate.
14.No Assignment or Alienation. Neither the deferred compensation payable under this Program, nor Shares distributable upon distribution hereunder, shall be subject to alienation, assignment, garnishment, execution, security interest or levy of any kind, and any attempt to cause any such amounts or Shares to be so subjected shall not be recognized.
15.Miscellaneous.

(a)All expenses incurred in the establishment and maintenance of or attributable to a Participant’s Account shall be borne by the Company and shall not reduce the amount credited to such Account.
(b)This Program may be amended in any way or may be terminated, in whole or in part, at any time, and from time to time, by the Board of Directors of the Company. The foregoing provisions of this paragraph notwithstanding, no amendment or termination of the Program shall adversely reduce the number of DSUs credited to the Accounts prior to the effective date of such amendment or termination, or accelerate the timing of payment from the Accounts, except as allowed under Section 409A upon Program termination. Notwithstanding the foregoing, the Board of Directors of the Company specifically reserves the right to amend the Program as necessary to comply with Section 409A.
(c)The Committee shall have the exclusive discretionary authority to determine the amounts of benefits under the Program, make factual determinations, construe and interpret terms of the Program, supply omissions and determine any questions which may arise in connection with its operation and administration. Its decisions or actions in respect thereof, including any determination of any amount credited or charged to the Participants’ Accounts or the amount or recipient of any payment to be made therefrom, shall be conclusive and binding for all purposes upon the Company and upon any and all Participants, their beneficiaries, and their respective heirs, distributees, executors, administrators and assignees.
(d)The terms of this Program shall be binding upon and shall inure to the benefit of the Company and its successors or assigns and each Participant and his beneficiaries, heirs, executors, and administrators.
(e)Subject to its obligation to pay the amount credited to the Participant’s Account at the time distribution is required pursuant to Section 8, neither the Company, any person acting on behalf of the Company, the Board of Directors, nor the Board of Directors shall be liable for any act performed or the failure to perform any act with respect to the terms of the Program, except in the event that there has been a judicial determination of willful misconduct on the part of the Company, such person, the Board of Directors or the Board of Directors.
(f)This Program, and all actions taken hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, except as such laws may be superseded by any applicable Federal laws.
(g)This Program is subject to the terms of the applicable Omnibus Plan and administrative guidelines promulgated under it from time to time. In the event of a conflict between this Program and the Omnibus Plan, the Omnibus Plan document as well as any determinations made by the Board of Directors as authorized by the Omnibus Plan document shall govern.
16.Effective Date and Term. This Program was originally adopted under the Brown-Forman 2004 Omnibus Compensation Plan, as amended (the “2004 Plan”), and was effective as of September 23, 2010. On July 25, 2013, the shareholders of the Company approved the 2013

Omnibus Compensation Plan (the “2013 Plan”). Awards granted pursuant to this Program prior to the adoption of the 2013 Plan by the shareholders of the Company are governed by the terms of the 2004 Plan and this Program as in effect prior to July 25, 2013. Awards granted on or after July 25, 2013 and before July 28, 2022 are governed by the terms of the 2013 Plan and this Program as in effect on or after July 25, 2013 and prior to July 28, 2022. On July 28, 2022, the shareholders of the Company approved the 2022 Omnibus Compensation Plan (the “2022 Plan”). Awards granted hereunder on or after July 28, 2022 shall be administered under the 2022 Plan and this Program until the Company discontinues the Program or no further Awards can be made thereunder. The Company shall continue to maintain Accounts hereunder until all Accounts are distributed.
17.Definitions. Terms capitalized herein and not defined in the context in which used or in the Omnibus Plan, shall have the meanings set forth below.
(a)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(b)“Disability” occurs when a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(c)“Separation from Service” means the date the Participant’s term as a Director expires, the Participant resigns as a Director, or the Participant is removed as a Director, provided that the Company and Participant in good faith believe at that time that the Participant’s status as a Director of the Company will not be renewed and that no other service relationship (as an employee or independent contractor) with the Related Group will continue or be begun. If the parties anticipate that some service relationship within the Related Group will continue after a Participant’s term as a Director expires and is not renewed, in all events the “Separation from Service” is deemed to occur 12 months after the date on which a Participant ceases to serve as a member of the Board of Directors, as long as the Participant does not actually perform services for the Related Group (as a director, employee or independent contractor) during such 12 month period, as provided under Treasury Regulation §1.409A-1(h)(2)(ii). “Related Group” for this purpose means the Company and all other companies or other organizations that are deemed to be a part of a controlled group of corporations that includes the Company or under common control with the Company within the meanings given those phrases in Section 414 of the Code
The undersigned Secretary of the Company hereby certifies that this Program was adopted by and became an action of the Board of Directors on the date set forth below.
BROWN-FORMAN CORPORATION
By:    /s/ Michael E. Carr, Jr.
its Secretary
Date:    July 23, 2025

EXHIBIT A

BROWN-FORMAN CORPORATION

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR DEFERRED STOCK UNIT PROGRAM

BENEFICIARY DESIGNATION
Pursuant to Section 13 of the Brown-Forman Corporation Amended and Restated Non-Employee Director Deferred Stock Unit Program, (the “Program”), the undersigned Participant hereby designates the following as the Participant’s beneficiary to receive any Shares still to be delivered in payment for an Account accumulated under the Program’s terms, in a single lump sum at the next payment date after my date of death:
Primary Beneficiary(ies)*
*    Note, if you reside in a community property state, spousal consent will be required for you to validly designate a primary beneficiary other than your spouse; if one or more primary beneficiaries designated below does not survive the participant, the percentage indicated will be adjusted for those remaining to equal 100%, unless “per stirpes” is specified, in which case the deceased beneficiary’s share will be divided among that beneficiary’s issue

Name and current address	Relationship	% Share

Contingent Beneficiary(ies)
to be paid if no Primary Beneficiary survives

Name and current address	Relationship	% Share

This designation of beneficiary may be revoked or amended by the Participant at any time without the consent of a previously-designated beneficiary. The last written beneficiary designation on file with the Company prior to a Participant’s death will control payment of an Account. If all beneficiaries predecease the Participant, or no beneficiary is designated the terms of the Program will dictate to whom the Account is paid.

Signature
By:
(print name and signing capacity)
Date: